Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 33-17642, 33-45131, 33-45132, 33-62863, 33-64860, 33-72494, 33-77586, 33-77590, 333-74873, 333-68103, 333-61089, 333-28009, 333-89127, 333-101328, 333-111487, 333-111488, 333-122942, 333-130734) and Form S-3 (No. 333-90560) of Intervoice, Inc. of our reports dated May 9, 2006 with respect to the consolidated financial statements and schedule of Intervoice, Inc., Intervoice, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Intervoice Inc., included in this Annual Report (Form 10-K) for the year ended February 28, 2006.

/s/ ERNST & YOUNG LLP
Dallas, Texas
May 15, 2006